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                                                                       EXHIBIT 5


                                                                  (614) 464-6400


                                 March 18, 1999


Board of Directors
Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio 43207


Gentlemen and Ladies:

                 We are familiar with the proceedings taken and proposed to be taken by Bob Evans Farms, Inc., a Delaware corporation (the "Company"), in connection with the proceedings taken and proposed to be taken in connection with the amendment to the Bob Evans Farms, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") and the sale of shares of Common Stock, $.0l par value (the "Common Shares"), of the Company pursuant to the Plan as described in the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on March 19, 1999. The purpose of the Registration Statement is to register 4,000,000 shares of common stock reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Certificate of Incorporation, as amended; (d) the Company's ByLaws, as amended; and (e) certain proceedings of the directors and of the stockholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

                 We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                 Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that that the 4,000,000 Common Shares of the Company to be delivered upon payment therefor in the manner and under the terms provided in the Plan and in the Form S-3 (when it becomes effective) will, when sold, be validly issued, fully paid and non-assessable.

                 This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the
Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.
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                 Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.


                                       Very truly yours,


                                       /s/ Vorys, Sater, Seymour and Pease LLP
                                       ---------------------------------------
                                       VORYS, SATER, SEYMOUR AND PEASE LLP